UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AZTAR CORPORATION
(Name of Registrant as Specified In Its Charter)
Wimar Tahoe Corporation, d/b/a Columbia Entertainment
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

COLUMBIA ENTERTAINMENT TO ACQUIRE AZTAR FOR $54 PER SHARE

FORT MITCHELL, KY, MAY 19, 2006 – Columbia Entertainment, the gaming affiliate of Columbia Sussex, today announced it has entered into a definitive merger agreement with Aztar Corporation (NYSE: AZR) under which it will acquire all of the outstanding common shares of Aztar for $54.00 per share in cash. The holders of Aztar’s Series B preferred stock will receive $571.13 per share in cash. The fully financed transaction is valued at $2.75 billion, including the assumption of approximately $676 million in debt. Credit Suisse has provided a firm commitment for $3.15 billion in debt financing.

Aztar’s Tropicana casino resorts in Atlantic City, NJ and Las Vegas, NV; Ramada Express casino hotel in Laughlin, NV; and Casino Aztar riverboat casino in Evansville, IN are highly complementary to Columbia Sussex and Columbia Entertainment’s 82 hotels and resorts and 8 casinos throughout the United States, Canada and the Caribbean, as well as its new resort and casino property under construction in St. Maarten. Columbia Sussex is the largest licensee of full-service Marriott Hotels in the U.S., and owns and operates Marriott, Hilton, Westin, Sheraton, Renaissance and Doubletree branded properties. The combined company will have approximately 33,000 rooms and will own and operate 12 casinos in Nevada, Louisiana, Mississippi, New Jersey, Illinois and Indiana.

“This is a breakthrough transaction for our company which will significantly enhance our gaming assets in key growth markets and strengthen our position as one of the leading owners, developers and operators of hotels, resorts and casinos,” said William J. Yung III, President and CEO of Columbia Sussex. “Aztar’s unique assets are a perfect fit with our existing hotel and gaming properties, and we see many opportunities to improve financial performance by expanding the Tropicana brand, finishing the building projects in Indiana and Atlantic City and developing the Las Vegas property. We look forward to working with Aztar’s talented managers and employees to maximize the potential of these properties as we leverage our 25-year track record as a successful owner, builder and operator.”

As previously announced, to underscore its confidence in its ability to close the transaction, Columbia has made a deposit of $313 million, payable to Aztar in certain circumstances (including failure to obtain regulatory approval), if the merger agreement is terminated. In addition, Columbia has agreed to increase the purchase price at a rate of $0.00888 per day per Aztar common share beginning November 19, 2006, if closing has not occurred by that date. The additional daily payment would increase to $0.01184 per Aztar common share beginning February 19, 2007, if the transaction has not closed by that date.

Columbia obtained its first gaming license in 1990 and has been licensed and re-licensed numerous times in Nevada, Louisiana and Mississippi.  Columbia will seek and expects to receive gaming licenses in New Jersey and Indiana. It will work with Aztar to divest the Casino Aztar riverboat casino in Caruthersville, MO prior to closing the transaction.

The transaction is subject to regulatory approvals and customary closing conditions and is expected to close by the end of the year.

Banc of America Securities acted as financial advisor to Columbia Entertainment in connection with this transaction, and Credit Suisse is providing debt financing. Katz, Teller, Brant & Hild and Milbank, Tweed, Hadley & McCloy LLP are acting as legal advisors.

About Columbia Sussex Corporation

Columbia Sussex Corporation and its Columbia Entertainment gaming affiliate are among the largest privately held owners, developers and operators of hotel properties and casinos in the world.  Columbia Sussex is the largest licensee of full-service Marriott Hotels in the U.S., and the Company and its affiliates own a total of 82 hotels and 8 casinos with approximately 27,000 rooms, including Marriott, Hilton, Westin, Sheraton, Renaissance and Doubletree branded properties across the United States, Canada and the Caribbean.  Founded in 1972, the Company is led by William J. Yung III and owned by Mr. Yung and the Yung family. Columbia Sussex Corporation and Columbia Entertainment are headquartered in Fort Mitchell, Kentucky and have more than 18,000 employees worldwide.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger of Aztar and Columbia Entertainment. In connection with the proposed merger, Aztar plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF AZTAR ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Aztar.

Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Aztar with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and Aztar’s other filings with the SEC may also be obtained from Aztar. Free copies of Aztar’s filings may be obtained by directing a request to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Secretary.

Aztar, Columbia Entertainment and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Aztar’s stockholders in favor of the proposed merger. Information regarding Aztar’s directors and executive officers is available in Aztar’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 10, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Contacts:	Stephanie Pillersdorf/Brooke Morganstein/Shannon Provost
Citigate Sard Verbinnen
(212) 687-8080